GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
8515 East Orchard Road
Greenwood Village, CO 80111

March 16, 2016

VIA EDGAR and FEDEX

Patrick Scott, Senior Counsel
Division of Investment Management, Disclosure Review Office No. 3
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:    Delaying Amendment
Great-West Life & Annuity Insurance Company (“Registrant”)
Initial Registration Statement on Form S-1
File No. 333-209902 (formerly File No. 333-190950)

Mr. Scott:

           Pursuant to Rule 473 under the Securities Act of 1933, as amended, the Registrant hereby files a delaying amendment with respect to its Registration Statement on Form S-1 (File No. 333-209902) (the “Registration Statement”), filed with the Securities and Exchange Commission on March 3, 2016. This filing is made solely to include the delaying amendment language required by Rule 473.

The Registrant specifically amends and incorporates into the facing page of the Registration Statement following the fee table, the following language:

“The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.”

Please direct any questions to Brian Stallworth, Counsel, at (303) 737-0415. Signature page follows.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenwood Village, State of Colorado, on the 14th day of March, 2016.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
(Registrant)

By:	/s/ Robert L. Reynolds
Robert L. Reynolds
President and Chief Executive Officer of Great-West Life & Annuity Insurance Company

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

/s/ R. Jeffrey Orr R. Jeffrey Orr*	Chairman of the Board	March 14, 2016

/s/ Robert L. Reynolds Robert L. Reynolds	Director, President and Chief Executive Officer	March 14, 2016

/s/ Andra S. Bolotin Andra S. Bolotin	Senior Vice President and Chief Financial Officer	March 14, 2016

______________ John L. Bernbach	Director

/s/ Marcel R. Coutu Marcel R. Coutu*	Director	March 14, 2016

___________ A. Desmarais	Director

/s/ Olivier Desmarais Olivier Desmarais*	Director	March 14, 2016

/s/ Paul Desmarais, Jr. Paul Desmarais, Jr.*	Director	March 14, 2016

/s/ Paul Desmarais III Paul Desmarais III*	Director	March 14, 2016

/s/ Claude Genereaux Claude Genereaux*	Director	March 14, 2016

/s/ Alain Louvel Alain Louvel*	Director	March 14, 2016

/s/ Paul A. Mahon Paul A. Mahon*	Director	March 14, 2016

/s/ J.E.A. Nickerson J. E. A. Nickerson*	Director	March 14, 2016

/s/ Michel Plessis-Belair Michel Plessis-Bélair*	Director	March 14, 2016

/s/ Henri P. Rousseau Henri P. Rousseau*	Director	March 14, 2016

/s/ Raymond Royer Raymond Royer*	Director	March 14, 2016

/s/ T. Timothy Ryan, Jr. T. Timothy Ryan, Jr.*	Director	March 14, 2016

______________ Jerome J. Selitto	Director

/s/ Gregory D. Tretiak Gregory D. Tretiak*	Director	March 14, 2016

/s/ Brian E. Walsh Brian E. Walsh*	Director	March 14, 2016

* By: /s/ Ryan L. Logsdon Ryan L. Logsdon	* Attorney in Fact pursuant to Powers of Attorney	March 14, 2016